Exhibit 16

August 16, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4 of Form 8-K for CCSB Financial Corp. dated August 16, 2004, and have the following comments:

1.	We agree with the statement made in the first sentence of the first paragraph as to our dismissal and to the statements made in the second paragraph.

2.	We have no basis to agree or disagree with the statements made in the first and third paragraphs, other than the statement made in the first paragraph as to our dismissal as noted in (1) above.

/s/ Michael Trokey & Company, P.C.